EXHIBIT 10.1	ZAP(Hangzhou) Electric Vehicle Co., Ltd Joint Venture Contract

Chinese-Foreign Jointly Funded
Zap (Hangzhou) Electric Vehicle Co., Ltd

  Joint Venture Contract

Chapter 1   General
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ZAP (hereafter referred to as Party A), BETTER WORLD LIMITED (hereafter referred to as Party B) and Holley Group Co., Ltd (hereafter referred to as Party C) hereby agree to conclude this joint venture contract and jointly fund a Chinese-foreign joint venture in Hangzhou, Zhejiang Province, the People’s Republic of China, according to the Law of the People’s Republic of China on Chinese-Foreign Joint Ventures and other Chinese regulations, in line with the principles of equality and mutual benefit, and through friendly consultation.

Chapter2   Joint Venture parties

Article 1: JOINT VENTURE parties for this contract:

Party A: ZAP Registered in: USA
Legal address: 501 Fourth Street Santa Rosa, CA 95401
Legal representative: Steven Mark Schneider   Nationality: USA
Telephone: 001-7075258658

Party B: BETTER WORLD LIMITED     Registered in: Hong Kong
Legal Address: Apartment 10A Ede Road Kowloon Tong KL
Legal representative: Lu Meiheng               Nationality: USA
Telephone: 85225220551

Party C: Holley Group Co., Ltd             Registered in: China
Legal address: 181 Wuchang Avenue, Yuhang District, Hangzhou
Legal representative: Wang Licheng
Telephone: 0571-88900688

Chapter 3   Establish a joint venture

Article 2: according to the Law of the People’s Republic of China on Foreign-Funded Enterprises and other related Chinese regulations, Party A, B and C agree to establish the Chinese-foreign jointly funded Zap (Hangzhou) Electric Vehicle Co., Ltd, (hereafter referred to as “joint venture”) in China.

Article 3: the name of joint venture: Zap (Hangzhou) Electric Vehicle Co., Ltd; legal address of joint venture: Building 1, 181 Wuchang Avenue, Yuhang District, Hangzhou; zip code: 310011.

Article 4: all the activities of joint venture must be in accordance with the laws, acts and related regulations of the People’s Republic of China.

    Article 5: the organizational form of joint venture is Limited Liability Company. . Party A, B and C shall assume the debt of joint venture according to their own amount of contribution to capital.  The parties shall also share the profits, risks and loss according to their own amount of contribution to registered capital.

Chapter 4    Business purpose, scope and scale

Article 6: the purpose of Party A, B and C to establish a joint venture: being desirous of enhancing economic cooperation and technical exchange, through advanced and applicable technology and rational operating management methods, the three parties will improve economic performance and gain satisfactory economic interests..

Article 7: business scope of joint venture: research & development, production and sale of battery system, driving system, electronic control system for electric vehicle; research & development of electric vehicle and consultation on electric vehicle technology..

Article 8: business scale of joint venture: annual revenue of 10 Million US dollars..

Chapter 5    Total amount of investment and registered capital

Article 9: the total amount of investment for joint venture is 3 Million US dollars. . Registered capital of joint venture is 3 Million US dollars..

Article 10: the total amount of investment by Party A, B and C is 3 Million US dollars taken as the registered capital of joint venture. . Proportions: 1.125 Million US dollars from Party A accounts for 37.5%; 1.125 Million US dollars from Party B accounts for 37.5%; and 750 Thousand US dollars from Party C accounts for 25%..

             Article 11: Party A, B and C will contribute their investment in the following way:.

Party A: 1.125 Million US dollars, at current exchange rate of US dollars.

Party B: 1.125 Million US dollars, at current exchange rate of US dollars.

Party C: 750 Thousand US dollars, Equivalent in RMB . (US dollars converted into RMB at the exchange rate on the day of registration)..

Article 12: the registered capital of joint venture will be paid up by Party A, B and C according to their ratio of contribution within two months from the issue date of joint venture business license..

Article 13: any one of Party A, B and C shall not wholly or partly transfer his amount of investment to any third party without the prior permission of the other two parties and without the approval from original approving authority. The other two parties have the first right of refusal to purchase the investment amount, wholly partially transferred by the third party when any one party wholly or partly transfers his amount of investment.

Chapter 6   Responsibility of JV parties

Article 14: Party A, B and C shall be responsible for the following business:

Responsibility of Party A and B:.

1. Contribute investment according to the provisions of Chapter V;.

2. Make transactions related to purchase of mechanical equipment and material etc. outside China for the joint venture;.

3. Provide technical staff for equipment installation and testing, production and quality inspection;.

4. Provide technical training to joint venture staff; .

5. Conduct other business under the entrustment of joint venture.

Responsibility of Party C

1. Apply to relevant authorities of China for establishment approval, registration and business license of joint venture, of which, the expenses shall be assumed by joint venture;.

2. Contribute investment according to the provisions of Chapter 5;.

3. Assist the joint venture to apply to authorities in charge of land for land-use right;.

4. Assist the joint venture to complete import entry procedures for purchase of equipment and material etc. outside of China and the transportation within Chinese territory;.

5. Assist the joint venture to purchase or rent equipment, raw material, office supplies, vehicles and communication facilities etc. within Chinese territory;.

6. Assist the joint venture to complete the basic facilities related to water, electricity and transportation etc..

7. Assist the joint venture to recruit local Chinese operating management personnel, technologists, workers and other required personnel;.

8. Assist foreign working personnel to apply for entry visa, work permit and handle their travel procedures;.

9. Conduct other business under the entrustment of joint venture.

Chapter 7      Sales

Article 15: selling of products of joint venture in the market within Chinese territory.

Article 16: for the purpose of selling products and providing after-sale service in and outside of China, the joint venture can establish branches in and outside of China with the approval of the Chinese authorities..

Article 17: the trademark used for products of joint venture is determined by the board of directors, and relevant procedures shall be handled according to the Trademark Law of the People’s Republic of China.

Chapter 8   Company organization and its establishment method, authority and rules of procedure

Article 18: establish the board of directors of joint venture.  Board of directors is the highest authority of joint venture. . The board of directors makes decisions on all significant events of the joint venture and has the following authority:

1. Determination and approval of important reports presented by general manager;

2. Define the joint venture’s business plans and investment programs;

3. Determine the annual financial budget and final account schemes of joint venture;

4. Make profit distribution and loss recovery plans of joint venture;

5. Make the joint venture’s plans for the increase or reduction of registered capital and for the issue of debenture;

6. Make plans for stock share transfer, consolidation, separation, change of company structure, and dissolution of the company;

7. Determine the internal structure of administrative organization of the company;

8. Decide the appointment or dismissal of general manager, deputy general manager, chief engineer and chief financial officer and their remuneration, and decide the appointment or dismissal of deputy general manager, chief engineer, chief financial officer and their remuneration according to the name list submitted by general manager;

9. Establish the fundamental management system of company;.

10. Approve the transaction related to share holders, the enterprises actually controlled by share holders or the affiliated enterprises of share holders;

11. Decide the matters related to the provision of security to foreign parties and the lending of capital by the company;

12. Make decisions on other significant events that shall be decided by the board of directors.

Article 19: the board of directors is composed of 5 directors, of which, 2 are from Party A, 2 are from Party B and 1 is from Party C. The term of the chairman and directors is three years, and can be re-appointed..

Article 20: the first board chairman shall be appointed by Party B; after the expiration of the term of three years, the board chairman shall be appointed by Party A; the chairman rotates every three years..

Article 21: Party A, Party B and Party C shall issue a written notice to Board of Directors in case of appointing and replacing any director candidate. In case of replacing Chairman or Vice Chairman, a written notice shall be issued to Board of Directors as well as other parties and shall be submitted to approving authority for approval.

Article 22: Regular meetings of the Board shall be convened at least twice every year by the Chairman in January and July. In case meeting of the Board is proposed by Chairman or one third of directors or requested by General Manager due to operation and management requiring discussion and resolution of the Board, Chairman must convene interim meeting of the Board within 45 days after receiving the proposal or request.

Article 23: In principle, meetings of the Board shall be convened at the locality of the Company. Otherwise, approval of more than three fourth of directors shall be obtained.

Article 24: Board meetings shall be convened and presided over by Chairman. Chairman shall entrust other directors to convene and preside over the Board meeting in case he fails to convene the meeting. If Chairman fails to convene the meeting and entrust other directors to convene the meeting, a new Chairman shall be elected by more than one third of directors to convene meeting of the Board.

Article 25: Chairman shall issue written notices to all directors 30 days before meeting of the Board, with content of meeting, time and venue included.

Article 26: In case of failing to attend the meeting, any director can authorize representative to attend the meeting. If any director fails to attend the meeting and fails to authorize any representative to attend the meeting, the director is deemed to approve all proposals on the meeting.

Article 27: Meeting of the Board shall be effective only when a quorum of two thirds of directors attend the meeting and at least one director from Party A, Party B and Party C respectively attend the meeting. In case the number of directors fails to reach the quorum, decisions made on the meeting shall be null and void.

Article 28: Detail written records shall be made on each meeting of the Board and shall be signed by all directors attending the meeting. In case representative is entrusted to attend the meeting, the representative shall sign the record which is written in Chinese and filed by the Company.

Article 29: Decision on issues hereunder shall be made only after all directors of the Company have reached unanimous agreement through negotiation:

 (1) Revision of By-law of the Joint Venture;

 (2) Termination and dissolution of the Joint Venture and extension of joint venture period;

 (3) Addition and transfer of registered capital of the Joint Venture;

 (4) Merger of the Joint Venture and other economic organizations;

 (5) Affiliated transaction (including dealings of raw materials and different charges) between the Joint Venture and shareholders, other enterprises controlled by shareholders or affiliated enterprises of shareholders;

 (6) Investment by the Joint Venture;

 (7) The decision to appoint or dismiss General Manager, Deputy General Manager, Chief Engineer and CFO, and issues related with their remuneration; General Manager’s proposal to appoint or dismiss Deputy General Manager, Chief Engineer and CFO, and issues related with their remuneration; General Manager’s proposal for salary and incentive system, annual salary system and the year-end staff rewards solution;

 (8) Decision on external guarantee (excluding guarantee for loans of the Joint Venture) by the Joint Venture;

 (9) Decision on capital loan of the Joint Venture to outside (fund of disbursement for staff is executed as per management system of the Company).

Article 30: Decision on other issues shall be effective after obtaining approval of more than two thirds of directors on the meeting.

Article 31: Board of Supervisors is not established in the Joint Venture. One supervisor shall be appointed by Party A.

Article 32: Supervisor shall have three years of tenure of office and can serve for another term of office through election. Chairman, Manager and financial administrator shall not be appointed as Supervisor.

Article 33: Supervisor shall be in the charge of Board of Directors and shall execute rights hereunder as specified by Law of Company,

 (1) Audit on finance of the Joint Venture;

 (2) Supervise directors and management staff of the Joint Venture and propose to dismiss any director or management personnel who has breach laws, administrative regulations, By-law of joint venture or decisions made on the meeting of Shareholders;

 (3) Require directors or management staff to make rectification when any act thereof causes harm to company interests;

 (4) Propose to convene interim meeting of the Board of Directors. Convene and preside over meeting of the Board if the Board of Directors fails to perform its duty to convene and preside over the meeting as specified by the Law;

 (5) Submit proposal to the meeting of shareholders;

 (6) Take proceedings against any director or management staff as per Article 152 of the Law;

 (7) Other rights as specified By-law of the joint venture.

Article 34: Supervisor can be present at meeting of the Board of Directors and raise questions or suggestions on proposals on the meeting.

Article 35: Executive management team of the Joint Venture shall include Manufacturing Department, Technical Department, Financial Department, Sales Department and General Administration Department.

Article 36: The Joint Venture shall have a General Manager appointed by the Board of Directors.

Article 37: General Manager shall report to the Board of Directors to execute decisions thereof and manage daily manufacturing, technical, operation and management.

Article 38: General Manager shall have three years of term of office and can continue in office if re-appointed by the Board of Directors. Deputy General Manager, Chief Engineer and CFO shall be nominated by General Manager and appointed or dismissed by the Board of Directors.

Article 39: Chairman or any director can also serve as General Manager or other senior positions after appointed by the Board of Directors.

Article 40: General Manager shall not take office as general manager of other economic organizations and shall not take part in commercial competition conducted by other economic organizations against the Joint Venture.

Article 41: General Manager Assistant as well as director or above as set in the Joint Venture shall be nominated by General Manager and appointed or dismissed by the Board of Directors.

Article 42: Senior management staff such as engineers and accountants shall be under the Management of General Manager.

Article 43: When General Manager and other senior management personnel resign, they shall submit prior written report to the Board of Directors before resignation.

The above-mentioned personnel shall be dismissed after resolution is made by the Board of Directors in case of graft, serious dereliction of duty or serious breaching of management system of the Joint Venture.

Chapter 9   Legal Representative of the Company

Article 44: The Legal Representative of the Company is held by the Chairman

Chapter 10   Materials, Equipment Purchases and Land Use

Article 45: Materials, component parts, transportation vehicles and office supplies needed by the Joint Venture shall be purchased in China with the same quality.

Article 46: When the Joint Venture entrusts Party A with the purchase of equipments in foreign markets, Party B shall be invited to involve in the purchase.

   Article 47: The Joint Venture shall be responsible for entering into the land use contract with respect to the area and scope of the land needed by the Joint Venture by the approval of the land authority.

Chapter 11 Labor Management

    Article 48: the Joint Venture and the trade union of the Joint Venture shall enter into, collectively or individually, labor contracts between employees of the Joint Venture with respect to issues such as their employments, dismissals, wages, labor insurances, welfares and incentives according to the “Labor Law of the People’s Republic of China” and other relevant provisions guided by a program set up by the Board of Directors. Such labor contracts shall be filed with the local labor management department after signing.

Chapter 12 Taxation, Finance, Auditing, Foreign Exchange

Article 49: the Joint Venture and its employees should pay all the taxes in accordance with relevant laws and regulations of China.

Article 50: All the matters concerning foreign exchange of the Joint Venture shall be executed in accordance with the “Regulations on the Foreign Exchange System of the People’s Republic of China” and the relevant regulations.

Article 51: In accordance with the “Foreign Enterprise Law of the People’s Republic of China”, the Joint Venture shall extract all sorts of funds, the ratio of which shall be discussed and determined by the Board of Directors based on business situation of the Company.

Article 52: the Joint Venture’s fiscal year is from January 1 to December 31 each year. All accounting vouchers, receipts, reports, books shall be written in Chinese.

Article 53: the Joint Venture shall engage in the accountants registered in China to review and audit its finance, and report to the Board of Directors and the General Manager on the results.

If any party of Party A, B and C think it necessary to individually engage in an accountant registered in China to carry out the review and auditing, the Joint Venture will consent to it, however, all the expenses required will be borne by that party.

Article 54: The General Manager shall organize the preparation of the balance sheet, profit and loss statement and profit distribution plan for the previous year in the first three months of each fiscal year, and submit to the Board meeting for review and approval.

Article 55: If the Joint Venture’s foreign exchange cannot be balanced, Party A, B, C will distribute the profits in RMB.

Chapter 13  Duration of the Joint Venture

Article 56: The duration of the Joint Venture is 20 years. The incorporation date of the Joint Venture is the date on which the Joint Venture’s business license is issued.

Each of the parties may propose, by the unanimous passing in the Board meeting, to apply to the original approval authority for the extension of the duration of the Joint Venture six months before its expiry.

Chapter 14 Properties Treatment upon Expiry of the Joint Venture

Article 57: If the Joint Venture expires on its duration or early termination, it shall be liquidated in accordance with the laws and regulations of the People’s Republic of China. Properties upon liquidation shall be allocated among Party A, B and C in proportion to their investments.

Chapter 15 Insurance

     Article 58: The Joint Venture shall cover all of its insurances in an insurance institution in the People’s Republic of China. The insurance cover, insurance value and the insurance period shall be discussed and determined by the Board meeting of the Joint Venture in accordance with relevant provisions.

Chapter 16 Amendment, Alteration and Termination of the Contract

Article 59: The amendments of the contract and other appendices shall come into force only after a written agreement has been reached among Party A, Party B and Party C and approved by the original Examination and Approval Authority.

Article 60: In case of inability to fulfill the contract as a result of force majeure, or to continue operation due to heavy losses of the joint venture company in successive years, the duration of the joint venture and the contract shall be terminated prior to the time of expiration after being unanimously agreed upon by the board of directors and approved by the original Examination and Approval Authority.

Article 61: Should the joint venture company be unable to continue its operation or achieve its business purpose hereto due to the fact that one of the contracting parties fails to fulfill the obligations prescribed by the contract and By-law, or seriously violates the provisions of the contract and By-law, that party shall be deemed to have unilaterally terminated the contract, for which, the observant party shall have the right to terminate the contract in accordance with the provisions of the contract after approval by the original Examination and Approval Authority, and to claim damages. In case Party A, Party B and Party C of the joint venture company agree to continue the operation, the party who fails to fulfill its obligations shall be liable for the economic losses caused thereby to the joint venture company.

Chapter 17 Liability for Breach of Contract

Article 62: Should any Party A, Party B and Party C fail to pay on schedule the contributions in accordance with the provisions defined in Chapter 5 of this contract, the party in breach shall be subject to the Law of the PRC on Chinese-Foreign Equity Joint Ventures, relevant laws and regulations.

Article 63: Should all or part of the contract and its appendices be unable to be fulfilled owing to the fault of one party, the party in breach shall bear the liability therefore. Should it be the fault of the three parties, they shall bear their respective liabilities according to the actual situation.

Chapter18   Force Majeure

Article 64: Should any of the parties to the contract be prevented from executing the contract by force majeure, such as earthquake, typhoon, flood, fire, war or other unforeseen events for which the occurrences and consequences are unpreventable and unavoidable, the prevented party shall notify the other parties by telegram without any delay, and within 15 days thereafter provide detailed information of the events and a valid document for evidence issued by the relevant public notary organization explaining the reason of its inability to execute or delay the execution of all or part of the contract. The three parties shall, through consultations, decide whether to terminate the contract or to exempt part of the obligations for implementation of the contract or whether to delay the execution of the contract according to the effects of the events on the performance of the contract.

Chapter 19  Applicable Law

Article 65: The formation, validity, interpretation, execution and settlement of disputes in respect of this contract shall be governed by the relevant laws of the People s Republic of China.

Article 66: Any disputes arising from the execution of, or in connection with, the contract shall be settled through friendly consultations among the three parties. In case no settlement can be reached through consultations, the disputes shall be submitted to the China International Economic and Trade Arbitration Commission for arbitration in accordance with its rules of procedure. The arbitral award is final and binding upon all parties.

Article 67: During the arbitration, the contract shall be observed and enforced by all parties except for the matters in dispute.

Chapter 20   Effectiveness of the Contract and Miscellaneous

Article 68: The contract and its appendices are compiled in Chinese.

Article 69: The ancillary agreements drawn up in accordance with the principles of this contract are integral parts of this contract, including By-law of the Joint Venture.

Article 70: The contract and its appendices shall come into force commencing from the date of approval of the Ministry of Foreign Trade and Economic Cooperation of the People s Republic of China (or its entrusted examination and approval authority).

Article 71: Should notices in connection with any party’s rights and obligations be sent by any Party by telegram or fax, etc., the written letter notices shall be also required afterwards. The legal addresses of Party A, Party B and Party C listed in this contract shall be the posting addresses thereof.

(This page contains no text and be only used for signature regarding the Joint Venture Contract)

Party A: ZAP Signature of Legal representative:	/s/ Steven M. Schneider

Party B: BETTER WORLD LIMITED Signature of Legal representative:	/s/ Priscilla Lu

Party C: Holley Group Co., Ltd. Signature of Legal representative:	/s/ Richard Wong

Date of signature: December 11, 2009